Exhibit 4.6

CONFORMED COPY

SHARE CHARGE

dated 3 February 2004

created by

INMARSAT INVESTMENTS LIMITED

(Registered No. 4886096)

in favour of

THE BANK OF NEW YORK

as Trustee

Subject to the provisions of the Intercreditor Agreement

London

99 Bishopsgate
London EC2M 3XF
(44) 020 7710 1000 (Tel)
(44) 020 7374 4460 (Fax)
www.lw.com

TABLE OF CONTENTS

1.	Definitions and interpretation

	1.1	Definitions
	1.2	Construction
	1.3	Financial assistance
	1.4	Third Party Rights
	1.5	Intercreditor Agreement

2.	Undertaking to pay

	2.1	Payment of Liabilities
	2.2	Proportionate payment

3.	Security over shares

4.	Covenants as to Full Title Guarantee

5.	Restrictions and further assurance

	5.1	Security
	5.2	Disposal
	5.3	Further assurance

6.	Shares

	6.1	Documents
	6.2	Enjoyment of rights
	6.3	Exercise of voting and other rights before enforcement
	6.4	Exercise of voting and other rights after enforcement
	6.5	Power of attorney
	6.6	Communications

7.	Enforcement

	7.1	When enforceable
	7.2	Power of sale
	7.3	Section 103 LPA

8.	Appointment and rights of Receivers

	8.1	Appointment of receivers
	8.2	Insolvency Act 2000, void provisions
	8.3	Scope of appointment
	8.4	Rights of Receivers
	8.5	Agent of Chargor
	8.6	Remuneration

9.	rights of the trustee and the holders

i

	9.1	Same rights as Receiver
	9.2	Delegation
	9.3	Rights of Holders

10.	Order of distributions

	10.1	Application of proceeds
	10.2	Order of distributions

11.	Liability of Trustee, Receivers and Delegates

	11.1	Possession
	11.2	Trustee’s liability

12.	Power of Attorney

	12.1	Appointment
	12.2	Ratification

13.	Protection of third parties

	13.1	No duty to enquire
	13.2	Protection to purchasers
	13.3	Receipts

14.	Saving provisions

	14.1	Continuing Security
	14.2	Reinstatement
	14.3	Waiver of defences
	14.4	Immediate recourse
	14.5	Appropriations
	14.6	Deferral of Chargors’ rights
	14.7	Additional Security
	14.8	Tacking

15.	Discharge of Security

	15.1	Final redemption
	15.2	Release on enforcement
	15.3	Consolidation

16.	Enforcement expenses

	16.1	Currency Indemnity
	16.2	Value Added Tax

17.	Payments

ii

	17.1	Demands
	17.2	Payments
	17.3	Continuation of accounts

18.	Set-off

19.	Rights, amendments, waivers and determinations

	19.1	Ambiguity
	19.2	Remedies and waivers
	19.3	Determinations

20.	Partial Invalidity

21.	Separate and independent obligations

22.	Indemnities separate

23.	Notices

	23.1	Communications in writing
	23.2	Addresses
	23.3	Delivery
	23.4	Notification of address and fax number
	23.5	English language

24.	Counterparts

25.	Governing law

26.	Jurisdiction

	26.1	Jurisdiction of English courts

SCHEDULE 2 - Rights of Receivers

iii

THIS DEED is dated 3 February 2004

BETWEEN:

(1)                                  INMARSAT INVESTMENTS LIMITED, a company incorporated in England and Wales with registered number 4886096, having its registered address at 99 City Road, London, EC1Y 1AX (the “Chargor”); and

(2)                                  THE BANK OF NEW YORK a New York banking corporation, having an office at  One Canada Square, London, E14 5AL, in its capacity as trustee under the Indenture (as defined below) (the “Trustee”).

Background

(A)                              The Chargor is entering into this Deed in connection with the Indenture (as defined below).

(B)                                The Board of Directors of the Chargor is satisfied that entering into this Deed is for the purposes and to the benefit of the Chargor and its business.

(C)                                The Trustee and each Chargor intend this document to take effect as a deed (even though the Trustee only executes it under hand).

(D)                               The Trustee holds the benefit of this Deed on trust for the Secured Parties on the terms of the Indenture (as defined below).

IT IS AGREED as follows:

1.                                      Definitions and interpretation

1.1                               Definitions

“Administrator”	means an administrator appointed under schedule B1 to the Insolvency Act.

“Charged Assets”	means the assets from time to time subject, or expressed to be subject, to the Charges or any part of those assets.

“Charges”	means all or any of the Security created or expressed to be created by or pursuant to this Deed.

“Company”	means Inmarsat Ventures Limited a company incorporated in England and Wales with registered number 03674573, having its registered address at 99 City Road, London, EC1Y 1AX.

“Currency of Account”	means the currency in which the relevant payment or obligation is denominated or, if different, is payable.

“Delegate”	means a delegate or sub-delegate appointed under Clause 9.2 (Delegation).

“Enforcement Event”	means the occurrence of an Event of Default.

“High Yield Notes Discharge Date”

means the date on which the Trustee has confirmed in writing to the Chargor that all obligations of the Obligors under the Indenture and the Secured Documents have been irrevocably and unconditionally discharged in full in cash.

“Indenture”	means the indenture related to the Notes dated the date of this Deed between the Issuer, the Guarantors and the Trustee.

“Insolvency Act”	means the Insolvency Act 1986 as amended by the Insolvency Act 2000 and the Enterprise Act 2002.

“Intercreditor Agreement”

means the intercreditor agreement dated 10 October 2003 between Inmarsat Group Holdings Limited, the obligors named therein, the Security Agent, Credit Suisse First Boston and Barclays Bank PLC, as amended from time to time.

“Liabilities”

means all obligations of the Chargor outstanding under the Secured Documents or any document evidencing or securing any such liabilities provided that this shall not include any obligation or liability to the extent that, if it were so included, this Deed or any mortgage (or any part of it) granted pursuant to this Deed would constitute unlawful financial assistance within the meaning of sections 151 and 152 of the Companies Act 1985.

“LPA”	means the Law of Property Act 1925.

“Obligors”	means each of the Chargor, the Issuer and the Guarantors.

“Party”	means a party to this Deed.

“Permitted Transaction”	means any transaction, arrangement, agreement, investment, security, disposal, acquisition or payment:

(a) until the Senior Discharge Date, as permitted by the Senior Facility Agreement and the Indenture; and

(b) thereafter, as permitted by the Indenture.

“Receiver”	means a receiver and manager or other receiver appointed in respect of the Charged Assets and shall, if allowed by law, include an administrative receiver.

“Related Rights”	means any dividend or interest paid or payable in relation to any Share and any rights, money or property accruing or offered at any time in relation to any Share by way of redemption, substitution, exchange, bonus or preference, under option rights or otherwise.

“Secured Documents”	means the Indenture, the Notes, the Guarantees, this Deed and the other Note Security Documents.

“Secured Party”

means each of the Trustee, any agent or security agent appointed in accordance with the terms of the Indenture and this Deed and acting for, on behalf of or for the benefit of the Trustee, the Holders or any of them, and the Holders (together the “Secured Parties”).

“Security Agent”	means Barclays Bank PLC (and its successors and assigns) in its capacity as security trustee and security agent under the Intercreditor Agreement.

“Senior Discharge Date”	has the meaning ascribed to it in the Intercreditor Agreement.

“Senior Facility Agreement”

means the senior facility agreement dated 10 October, 2003 between, amongst others, the Chargor, Barclays Capital, Credit Suisse First Boston and The Royal Bank of Scotland plc, as Mandated Lead Arrangers and Bookrunners, the Lenders named in that agreement, Barclays Bank PLC as the Issuing Bank, Barclays Bank PLC, as Agent, and Barclays Bank PLC, as Security Trustee, as amended from time to time.

“Shares”	means all shares in the Company.

“Transfer Date”	means the date upon which the Security Agent is required to act in accordance with the instructions of the Trustee, in accordance with clauses 21.4 and 23.1(c) of the Intercreditor Agreement.

“VAT”	means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

“Winding-up”	means winding up, amalgamation, reconstruction, administration, dissolution, liquidation, merger or consolidation or any analogous procedure or step in any jurisdiction.

1.2                               Construction

(a)                                  Save as expressly defined in this Deed capitalised terms defined in the Indenture shall have the same meaning when used in this Deed.

(b)                                 Terms defined in the recitals to this Deed have the same meaning when used in the remainder of this Deed.

(c)                                  In construing this Deed the provisions in Section 1.04 (Rules of Construction) of the Indenture shall apply to this Deed with all necessary changes.

(d)                                 No Secured Party shall be concerned to see or investigate the powers or authorities of the Chargor or its officers or agents, and moneys obtained or Liabilities incurred in purported exercise of such powers or authorities or by any person purporting to be the Chargor shall be deemed to form a part of the Liabilities, and “Liabilities” shall be construed accordingly.

1.3                               Financial assistance

The Security created by this Deed (or any part of it) shall not constitute unlawful financial assistance for the purposes of the proviso to the definition of “Liabilities” in Clause 1.1 (Definitions) to the extent that it would otherwise constitute financial assistance within the meaning of sections 151 and 152 of the Companies Act 1985 but the provisions of sections 155 to 158 of the Companies Act 1985 have been complied with in respect of the giving of such financial assistance.

1.4                               Third Party Rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed, subject to the rights of any Receiver, Delegate or Administrator expressly set out in clause 16.2, hereto.

1.5                               Intercreditor Agreement

This Deed shall be subject to the terms of the Intercreditor Agreement.

2.                                      Undertaking to pay

2.1                               Payment of Liabilities

The Chargor, as primary obligor and not merely as surety, covenants with the Trustee to pay or discharge the Liabilities on the date or dates on which such Liabilities are expressed to become due in accordance with the terms of the relevant Secured Document or, if they do not specify a time for payment, immediately on demand by the Trustee.

2.2                               Proportionate payment

Each sum appropriated by the Trustee in accordance with the Secured Documents in or towards payment of a particular part of the Liabilities shall to the extent of that appropriation discharge the Chargor’s obligations in respect of that part of the Liabilities both to any Secured Party to which the same is owed, and to the Trustee.

3.                                      Security over shares

The Chargor, as continuing security for the payment, discharge and performance of the Liabilities at any time owed or due to the Secured Parties (or any of them) charges in favour of the Trustee (as trustee for the Secured Parties):

(a)                                  by way of an equitable mortgage or second fixed charge all Shares held now or in the future by it and/or any nominee on its behalf; and

(b)                                 by way of a second fixed charge, all Related Rights.

4.                                      Covenants as to Full Title Guarantee

The equitable mortgage or fixed charges contained in and created pursuant to this Deed by the Chargor are made with full title guarantee.

5.                                      Restrictions and further assurance

5.1                               Security

The Chargor shall not create or permit to subsist any Security over any Charged Asset other than pursuant to a Permitted Transaction.

5.2                               Disposal

The Chargor shall not (nor shall the Chargor agree to) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any Charged Asset other than pursuant to a Permitted Transaction.

5.3                               Further assurance

The Chargor shall, subject to the terms of this Deed and the Intercreditor Agreement, promptly do whatever the Trustee requires (acting reasonably):

(i)                                     to perfect or protect the Charges and the priority of the Charges; and

(ii)                                  to facilitate the realisation of any or all of the Charged Assets or the exercise of any rights vested in the Trustee, any Receiver, any Delegate or any Administrator including (without limitation) executing any transfer, conveyance, charge, assignment or assurance of the Charged Assets (whether to the Trustee or its nominees or otherwise), making any registration and giving any notice, order or direction.

6.                                      Shares

6.1                               Documents

(a)                                  Subject to the Intercreditor Agreement, the Chargor shall, on the earlier of the Senior Discharge Date or the Transfer Date:

(i)                                     deposit, or procure that the Security Agent deposits, with the Trustee, or as it directs, all of the Shares and certificates or other documents of title representing the Shares and the Related Rights; and

(ii)                                  if any of the Shares are not legally and beneficially held in the sole name of the Chargor, deposit, or procure that the Security Agent deposits, with the Trustee, a declaration of trust in respect of such Shares in favour of the Chargor executed by each person other than the Chargor in whose name such Shares are registered or held.

(b)                                 The Chargor shall, on the date of this Deed, execute and/or deliver to the Trustee stock transfer forms or other instruments of transfer (with the name of the transferee or assignee, the consideration and the date left blank, but otherwise duly completed) and, subject to the Intercreditor Agreement, such other documents relating to the Shares and their Related Rights as the Trustee may reasonably require for perfecting or protecting its security over the Shares and the Related Rights.

6.2                               Enjoyment of rights

Until the occurrence of a Default or an Event of Default which is continuing, and, until the Senior Discharge Date, subject to Clause 25.19 (Restricted payments) of the Senior Facility Agreement and to Section 4.07 (Restricted Payments) of the Indenture, all dividends and other distributions paid or payable in respect of the Shares may be paid directly to the Chargor free from the security created under Clause 3 (Security over Shares) (in which case the Trustee or its nominee shall promptly execute any necessary dividend mandate) and, if paid directly to the Trustee, shall be paid promptly by it to the Chargor.

6.3                               Exercise of voting and other rights before enforcement

Subject to Clause 6.4 (Exercise of voting and other rights after enforcement), the Chargor shall be entitled to exercise or direct the exercise of the voting and other rights attached to the Shares (and where Shares have been registered in the name of the Trustee or its nominee, the Trustee and any nominee of the Trustee in whose name such Shares are registered shall execute any form of proxy or other document reasonably required in order for the Chargor to do so), as it sees fit provided that:

(a)                                  it does so for a purpose that would not breach the terms of any Secured Document; and

(b)                                 the exercise of or failure to exercise those rights would not have an adverse effect on the value of the Charged Assets and would not otherwise prejudice the interests of any Secured Party under any Secured Document.

6.4                               Exercise of voting and other rights after enforcement

Subject to the provisions of the Intercreditor Agreement, at any time while a Default or an Event of Default has occurred and is continuing:

(a)                                  the Trustee, the Receiver or an Administrator of the Chargor shall be entitled to exercise or direct the exercise of the voting and other rights attached to any Share in such manner as it or he sees fit;

(b)                                 the Chargor shall comply or procure the compliance with any directions of the Trustee, the Receiver or an Administrator of the Chargor in respect of the exercise of those rights and shall promptly execute and/or deliver to the Trustee or the Secured Parties or the Receiver or an Administrator of the Chargor such forms of proxy as it or he requires with a view to enabling such person as it or he selects to exercise those rights;

(c)                                  the Trustee may in its discretion (in the name of the Chargor or otherwise) apply all distributions, interest and other monies received in respect of such Shares in accordance with Clause 10.1 (Application of proceeds);

(d)                                 the Trustee may in their  discretion (in the name of the relevant Chargor or otherwise) transfer the Shares into its own name or the name of a nominee; and

(e)                                  the Trustee may in their   discretion (in the name of the Chargor or otherwise) exercise (or refrain from exercising) the powers and rights conferred on or exercisable by the legal and beneficial owner of the Shares.

6.5                               Power of attorney

If the legal ownership of any Share is not held in the Chargor’s name, the Chargor shall, at any time on or after the earlier of the Senior Discharge Date or the Transfer Date if requested by the Trustee and in order to comply with the Chargor’s obligations under this Deed, promptly deliver to the Trustee an irrevocable power of attorney, expressed to be given by way of security and executed as a deed by the person in whose name such Share is held. That power of attorney shall appoint the Trustee, each Receiver, each Delegate and each Administrator of the Chargor as the attorney of the holder and shall be in such form as the Trustee requires.

6.6                               Communications

The Chargor shall promptly execute and/or deliver to the Trustee a copy of each circular, notice, report, set of accounts or other documents, communications or correspondence received by it or its nominee in connection with any Share, as the Trustee reasonably requires or, where Shares have been registered in the name of the Trustee or its nominee, until the occurrence of an Enforcement Event, the Trustee shall use its reasonable endeavours to forward to the Chargor all such material documents, communications and/or correspondence it receives in relation to such Shares.

7.                                      Enforcement

7.1                               When enforceable

Subject to the provisions of the Intercreditor Agreement and as between the Chargor and the Trustee and the Holders, the Charges shall be enforceable, and the powers conferred by Section 101 of the LPA as varied and extended by this Deed shall be exercisable, while an Enforcement Event is continuing.

7.2                               Power of sale

Subject to the provisions of the Intercreditor Agreement, the statutory power of sale, of appointing a Receiver and the other statutory powers conferred on mortgagees by Section 101 of the LPA as varied and extended by this Deed shall arise on the date of this Deed.

7.3                               Section 103 LPA

Section 103 of the LPA shall not apply to this Deed.

8.                                      Appointment and rights of Receivers

8.1                               Appointment of receivers

Subject to the Intercreditor Agreement and to Clause 8.2 (Insolvency Act 2000, void provisions), if:

(a)                                  requested by the Chargor;

(b)                                 any corporate action, legal proceedings or other procedure or step is taken in relation to the administration of the Chargor; or

(c)                                  any other Enforcement Event is continuing (whether or not the Trustee has taken possession of the Charged Assets),

without any notice or further notice, the Trustee may, by deed, or otherwise in writing signed by any officer or manager of the Trustee or any person authorised for this purpose by the Trustee appoint one or more persons to be a Receiver or an Administrator.  The Trustee may similarly remove any Receiver and appoint any person instead of any Receiver. If the Trustee appoints more than one person as Receiver, the Trustee may give those persons power to act either jointly or severally.

8.2                               Insolvency Act 2000, void provisions

The Trustee and the Holders may not appoint a Receiver solely as a result of:

(a)                                  the obtaining of a moratorium by the Chargor; or

(b)                                 anything done by the Chargor with a view to obtaining a moratorium,

in each case under section 1A of and schedule A1 to the Insolvency Act to the extent they are applicable to the Chargor.

8.3                               Scope of appointment

Any Receiver may be appointed Receiver of all of the Charged Assets or Receiver of a part of the Charged Assets specified in the appointment.  In the latter case, the rights conferred on a Receiver as set out in Schedule 1 (Rights of Receivers) shall have effect as though every reference in that Schedule to any Charged Assets were a reference to the part of those assets so specified or any part of those assets.

8.4                               Rights of Receivers

Any Receiver appointed pursuant to this Clause 8 shall have the rights, powers, privileges and immunities conferred by the Insolvency Act on administrative or other receivers duly appointed under the Insolvency Act, and shall also have the rights set out in Schedule 1 (Rights of Receivers).

8.5                               Agent of Chargor

Any Receiver shall be the agent of the Chargor for all purposes. The Chargor alone shall be responsible for the Receiver’s contracts, engagements, acts, omissions, defaults and losses and for liabilities incurred by the Receiver.

8.6                               Remuneration

The Trustee may determine the remuneration of any Receiver and direct payment of that remuneration out of moneys he receives as Receiver.  The Chargor alone shall be liable for the remuneration and all other costs, losses, liabilities and expenses of the Receiver.

9.                                      rights of the trustee and the holders

9.1                               Same rights as Receiver

Any rights conferred by any Secured Document upon a Receiver may be exercised by the Trustee, or to the extent permitted by law, an Administrator after the Charges become enforceable, whether or not the Trustee shall have taken possession or appointed a Receiver of the Charged Assets.

9.2                               Delegation

The Trustee may delegate in any manner to any person any rights exercisable by the Trustee under any Secured Document.  Any such delegation may be made upon such terms and conditions (including power to sub-delegate) as the Trustee thinks fit.

9.3                               Rights of Holders

The Trustee has been appointed to act as Trustee and to exercise every power granted to the Secured Parties hereunder by each Secured Party either pursuant to the Indenture or by the Secured Parties’ acceptance of the benefits hereof and thereof.  In furtherance of the foregoing, each Secured Party, by its acceptance of a Note and the benefits hereof, agrees that, subject to the last sentence of this paragraph, it shall have no right individually to realise upon any of the Security created by this Deed, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Trustee for the benefit of each Secured Party in accordance with the terms of this Section.  The Trustee shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking each and every action (including, without limitation, the release or substitution of the Security created by this Deed) that the Secured Parties are entitled to take hereunder, in each case,  in accordance with this Deed and the Indenture.  Notwithstanding the foregoing, the Secured Parties may take the actions set out in Section 6.06 of the Indenture under the circumstances set out therein.

10.                               Order of distributions

10.1                        Application of proceeds

All amounts received or recovered by the Trustee or any Receiver or Delegate in exercise of their rights under this Deed shall, subject to the rights of any creditors having priority by statute, be applied in the order provided in Clause 10.2 (Order of distributions).

10.2                        Order of distributions

The order referred to in Clause 10.1 (Application of proceeds) is:

(a)                                  in or towards the payment of all costs, losses, liabilities and expenses of and incidental to the appointment of any Receiver or Delegate and the exercise of any of his rights, including his remuneration and all outgoings paid by him;

(b)                                 in or towards the payment of the Liabilities in accordance with Clause 22 (Application of Recoveries) of the Intercreditor Agreement; and

(c)                                  in payment of any surplus to the Chargor or any other person entitled to it.

11.                               Liability of Trustee, Receivers and Delegates

11.1                        Possession

If the Trustee, any Receiver or any Delegate takes possession of the Charged Assets, it or he may at any time relinquish possession. Without prejudice to Clause 11.2 (Trustee’s liability), the Trustee shall not be liable as a mortgagee in possession by reason of viewing or repairing any of the present or future assets of the Chargor.

11.2                        Trustee’s liability

Neither the Trustee nor any Receiver or Delegate shall (either by reason of taking possession of the Charged Assets or for any other reason and whether as mortgagee in possession or otherwise) be liable to the Chargor, any Secured Party or any other person for any costs, losses, liabilities or expenses relating to the realisation of any Charged Assets or from any act, default, omission or misconduct of the Trustee, any Receiver, any Delegate or their respective officers, employees or agents in relation to the Charged Assets or in connection with the Secured Documents except to the extent caused by its or his own gross negligence or wilful misconduct.

12.                               Power of Attorney

12.1                        Appointment

The Chargor by way of security irrevocably appoints the Trustee, every Receiver and every Delegate severally its attorney (with full power of substitution), on its behalf and in its name or otherwise, at such time and in such manner as the attorney thinks fit:

(a)                                  to do anything which the Chargor is obliged to do (but has not done) under any Secured Document to which it is party (including to execute mortgages or charges over, transfers, conveyances, assignments and assurances of, and other instruments, notices, orders and directions relating to, the Charged Assets); and

(b)                                 to, for so long as the security constituted by this Deed has become enforceable in accordance with Clause 7.1 (When enforceable), after the occurrence of an Enforcement Event which is continuing, exercise any of the rights conferred on the Trustee, any Receiver or any Delegate in relation to the Charged Assets or under any Secured Document, the LPA or the Insolvency Act.

12.2                        Ratification

The Chargor ratifies and confirms and agrees to ratify and confirm whatever any such attorney shall do in the exercise or purported exercise of the power of attorney granted by it in Clause 12.1 (Appointment).

13.                               Protection of third parties

13.1                        No duty to enquire

No person dealing with the Trustee, any other Secured Party, any Receiver or any Delegate shall be concerned to enquire:

(a)                                  whether the rights conferred by or pursuant to any Secured Document are exercisable;

(b)                                 whether any Liabilities are outstanding or have become payable;

(c)                                  whether any consents, regulations, restrictions or directions relating to such rights have been obtained or complied with;

(d)                                 otherwise as to the propriety or regularity of acts purporting or intended to be in exercise of any such rights; or

(e)                                  as to the application of any money borrowed or raised.

13.2                        Protection to purchasers

All the protection to purchasers contained in Sections 104 and 107 of the LPA, Section 42(3) of the Insolvency Act or in any other applicable legislation shall apply to any person purchasing from or dealing with the Trustee, any other Secured Party, any Receiver or any Delegate.

13.3                        Receipts

The receipt of the Trustee or any Receiver or Delegate shall be an absolute and a conclusive discharge to a purchaser and shall relieve him of any obligation to see to the application of any moneys paid to or by the direction of the Trustee or the Receiver or Delegate.

14.                               Saving provisions

14.1                        Continuing Security

Subject to Clause 15 (Discharge of Security), the Charges are continuing Security, are made for securing further advances and will extend to the ultimate balance of the Liabilities, regardless of any intermediate payment or discharge in whole or in part.

14.2                        Reinstatement

If any payment by the Chargor or any discharge given by a Secured Party (whether in respect of the Obligations or any security for those Obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)                                  the liability of the Chargor and the Charges shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)                                 each Secured Party shall be entitled to recover the value or amount of that security or payment from the Chargor, as if the payment, discharge, avoidance or reduction had not occurred.

14.3                        Waiver of defences

Neither the obligations of the Chargor under this Deed nor the Charges will be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under any Secured Document or any of the Charges (without limitation and whether or not known to it or any Secured Party) including:

(a)                                  any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)                                 the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)                                  the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect,  take up or enforce any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)                                 any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)                                  any amendment (however fundamental) or replacement of a Secured Document or any other document or security;

(f)                                    any unenforceability, illegality or invalidity of any obligation of any person under any Secured Document or any other document or security; or

(g)                                 any insolvency or similar proceedings.

14.4                        Immediate recourse

The Chargor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Chargor under this Deed.  This waiver applies irrespective of any law or any provision of a Secured Document to the contrary.

14.5                        Appropriations

Until all the Liabilities have been irrevocably paid in full and all facilities which might give rise to Liabilities have terminated, each Secured Party (or any trustee or agent on its behalf) may:

(a)                                  refrain from applying or enforcing any other moneys, security or rights held or received by that Secured Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Chargor shall not be entitled to the benefit of the same; and

(b)                                 hold in an interest-bearing suspense account any moneys received from the Chargor or on account of the Chargor’s liability under this Deed.

14.6                        Deferral of Chargors’ rights

Until all the Liabilities have been irrevocably paid in full and all facilities which might give rise to Liabilities have terminated and unless the Trustee otherwise directs, the Chargor will not exercise any rights which it may have by reason of performance by it of its obligations under the Secured Documents:

(a)                                  to be indemnified by an Obligor;

(b)                                 to claim any contribution from any other Obligor or any other guarantor of any Obligor’s obligations under the Secured Documents; and/or

(c)                                  to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Secured Parties under the Secured Documents or of any guarantee or other security taken pursuant to, or in connection with, the Secured Documents by any Secured Party.

The Chargor shall hold on trust and promptly pay or transfer to the Trustee any payment or benefit of security received by it contrary to the above.

14.7                        Additional Security

The Charges are in addition to and are not in any way prejudiced by any other guarantees or security now or subsequently held by any Secured Party.

14.8                        Tacking

Each Secured Party shall comply with its obligations under the Secured Documents (including any obligation to make further advances).

15.                               Release of Security

15.1                        Final discharge

If the Trustee is satisfied that all the Liabilities have been irrevocably paid in full and that all facilities which might give rise to Liabilities have terminated, the Trustee shall at the request and cost of the Chargor release, reassign or discharge (as appropriate) the Charged Assets from the Charges.

15.2                        Release on enforcement

If (i) the Trustee receives written confirmation from the Security Agent that one or more of the conditions set out in Clause 23.3(b) of the Intercreditor Agreement is satisfied; and (ii) the Security Agent requests in writing that the Trustee releases the Charges, the Trustee shall at the cost of the Chargor, release, reassign or discharge (as appropriate) those Charged Assets from the Charges.

15.3                        Release in other circumstances

If the Trustee receives (i) a written request from the Chargor to release the Charges in accordance with clause 10.02 of the Indenture and (ii) the other certificates, documents and opinions required in connection with the requested release, the Trustee shall at the cost of the Chargor, release, reassign or discharge (as appropriate) the Charged Assets from the Charges.

15.4                        Consolidation

Section 93 of the LPA shall not apply to the Charges.

16.                               Enforcement expenses

16.1                        Currency Indemnity

If the Trustee, any Receiver, Delegate or Administrator or any Secured Party suffers or incurs a loss, cost, liability or expense due to:

(a)                                  it receiving an amount in respect of the Chargor’s liability under any Secured Document; or

(b)                                 such a liability being converted into claim, proof, judgment, order or award,

in a currency differing from that in which the amount is expressed to be payable under the relevant Secured Document, the Chargor shall, as an independent obligation, indemnify the Trustee or the affected Receiver or Delegate or affected Secured Party against that loss, cost, liability or expense within three (3) Business Days of demand.

16.2                        Value Added Tax

All consideration expressed to be payable under this Deed or any Secured Document by any party thereto to any Receiver, Delegate or any Administrator shall be deemed to be exclusive of any VAT.  If VAT is chargeable on any supply made by any Receiver, Delegate or any Administrator to any Party in connection with any Secured Document or this Deed, that Party shall pay to the Receiver, Delegate or Administrator (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

17.                               Payments

17.1                        Demands

Any demand for payment made by any Secured Party shall be valid and effective even if it contains no statement of the relevant Liabilities or an inaccurate or incomplete statement of them.

17.2                        Payments

All payments by the Chargor under this Deed (including damages for its breach) shall be made in the Currency of Account and to such account, with such financial institution and in such other manner as the Trustee may direct.

17.3                        Continuation of accounts

At any time after:

(a)                                  the receipt by any Secured Party of notice (either actual or otherwise) of any subsequent Security affecting any of the Charged Assets of the Chargor; or

(b)                                 the passing of a resolution in relation to the Winding-up of the Chargor,

any Secured Party may open a new account in the name of the Chargor with that Secured Party (whether or not it permits any existing account to continue). If that Secured Party does not open such a new account, it shall nevertheless be treated as if it had done so when the relevant event occurred. No moneys paid into any account, whether new or continuing, after that event shall discharge or reduce the amount recoverable pursuant to any Secured Document to which the Chargor is party.

18.                               Set-off

Subject to the Intercreditor Agreement, the Trustee and each Secured Party may set off any matured obligation due from the Chargor after the occurrence of an Enforcement Event which is continuing under the Secured Documents (to the extent beneficially owned by the Trustee or that Secured Party) against any matured obligation owed by the Trustee or that Secured Party to the Chargor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Trustee or that Secured Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

19.                               Rights, amendments, waivers and determinations

19.1                        Ambiguity

Where there is any ambiguity or conflict between the rights conferred by law and those conferred by or pursuant to any Secured Document, the terms of that Secured Document shall prevail.

19.2                        Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Secured Party, Receiver or Delegate, any right or remedy under any Secured Document shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in the Secured Documents are cumulative and not exclusive of any rights or remedies provided by law, including the right to appoint an Administrator under the Insolvency Act 1986.

19.3                        Determinations

Any certification or determination by any Secured Party or any Receiver or Delegate under any Secured Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

20.                               Partial Invalidity

If, at any time, any provision of the Secured Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

21.                               Separate and independent obligations

The Security created by each Obligor by or in connection with any Secured Document is separate from and independent of the Security created or intended to be created by any other Obligor by or in connection with this Deed.

22.                               Indemnities separate

Each indemnity in each Secured Document shall:

(a)                                  constitute a separate and independent obligation from the other obligations in that or any other Secured Document;

(b)                                 give rise to a separate and independent cause of action;

(c)                                  apply irrespective of any indulgence granted by any Secured Party;

(d)                                 continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any Liability or any other judgment or order; and

(e)                                  apply whether or not any claim under it relates to any matter disclosed by the Chargor or otherwise known to any Secured Party.

23.                               Notices

23.1                        Communications in writing

Any communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, may be made by fax or letter.

23.2                        Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Deed is that identified with its name on the signature page hereof or any substitute address, fax number or department or officer as the Party may notify to the Trustee (or the Trustee may notify to the other Parties, if a change is made by the Trustee) by not less than five (5) Business Days’ notice.

23.3                        Delivery

(a)                                  Any communication or document made or delivered by one person to another under or in connection with this Deed will only be effective:

(i)                                     if by way of fax, when received in legible form; or

(ii)                                  if by way of letter, when it has been left at the relevant address or 5 Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 23.2 (Addresses), if addressed to that department or officer.

(b)                                 Any communication or document to be made or delivered to the Trustee will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer identified with its signature below (or any substitute department or officer as it shall specify for this purpose).

(c)                                  All notices from or to the Chargor shall be sent through the Trustee.

23.4                        Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 23.2 (Addresses) or changing its own address or fax number, the Trustee shall notify the other Parties.

23.5                        English language

(a)                                  Any notice given under or in connection with this Deed must be in English.

(b)                                 All other documents provided under or in connection with this Deed must be:

(i)                                     in English; or

(ii)                                  if not in English, and if so required by the Trustee, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document or a Secured Document.

24.                               Counterparts

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

25.                               Governing law

This Deed is governed by English law.

26.                               Jurisdiction

26.1                        Jurisdiction of English courts

(a)                                  The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with the Secured Documents (including a dispute regarding the existence, validity or termination of any Secured Document) (a “Dispute”).

(b)                                 The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)                                  This Clause 26.1 is for the benefit of the Secured Parties only.  As a result, the Secured Parties shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, each Secured Party may take concurrent proceedings in any number of jurisdictions.

IN WITNESS WHEREOF this Deed has been duly executed and delivered as a deed on the date stated at the beginning of this Deed.

SCHEDULE 1
Rights of Receivers

Any Receiver appointed pursuant to Clause 8 (Appointment and Rights of Receivers) shall have the right, either in his own name or in the name of the Chargor or otherwise and in such manner and upon such terms and conditions as the Receiver thinks fit, and either alone or jointly with any other person:

(a)                                  Enter into possession

to take possession of, get in and collect the Charged Assets;

(b)                                  Carry on business

to manage and carry on any business of the Chargor;

(c)                                  Contracts

to enter into any contract or arrangement and to perform, repudiate, rescind or vary any contract or arrangement to which the Chargor is a party;

(d)                                  Deal with Charged Assets

to sell, transfer, assign, exchange, lend or otherwise dispose of or realise the Charged Assets to any person (including a new company formed pursuant to paragraph (e) (Hive down)) either by public offer or auction, tender or private contract and for a consideration of any kind (which may be payable or delivered in one amount or by instalments spread over a period or deferred);

(e)                                  Hive down

to form a new company and to subscribe for or acquire (for cash or otherwise) any investment in or of the new company and to sell, transfer, assign, exchange and otherwise dispose of or realise any such investments or part thereof or any rights attaching thereto;

(f)                                    Borrow money

to borrow or raise money either unsecured or on the security of the Charged Assets (either in priority to the Charges or otherwise);

(g)                                 Covenants and guarantees

to enter into bonds, covenants, guarantees, indemnities and other commitments and to make all payments needed to effect, maintain or satisfy them;

(i)                                    Rights of ownership

to manage and use the Charged Assets and to exercise and do (or permit that Chargor or any nominee of it to exercise and do) all such rights and things as the Receiver would be capable of exercising or doing if he were the absolute beneficial owner of the Charged Assets;

(k)                                Claims

to settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands with or by any person who is or claims to be a creditor of the Chargor or relating to the Charged Assets;

(l)                                    Legal actions

to bring, prosecute, enforce, defend and abandon actions, suits and proceedings in relation to the Charged Assets or any business of the Chargor;

(m)                              Redemption of Security

to redeem any Security (whether or not having priority to the Charges) over the Charged Assets and to settle the accounts of any person with an interest in the Charged Assets;

(n)                                 Employees etc.

to appoint, hire and employ officers, employees, contractors, agents, advisors and others and to discharge any such persons and any such persons appointed, hired or employed by that Chargor;

(o)                                  Insolvency Act

to exercise all powers set out in schedule 1, schedule B1 or (in the case of a Scottish Receiver) schedule 2 to the Insolvency Act as now in force (whether or not in force at the date of exercise and whether or not the Receiver is an administrative receiver) and any powers added to schedule 1, schedule B1 or schedule 2, as the case may be, after the date of this Deed; and

(p)                                  Other powers

to do anything else he may think fit for the realisation of the Charged Assets or incidental to the exercise of any of the rights conferred on the Receiver under or by virtue of any Secured Document to which the Chargor is party, the LPA or the Insolvency Act.

SIGNED as a DEED by INMARSAT INVESTMENTS LIMITED acting by

a Director and		RAMIN KHADEM

a Director/the Secretary		ALISON HORROCKS

Address:	99 City Road London EC1Y 1AX

Fax No:	+44 20 7728 1602

Attention:	Company Secretary

SIGNED by

for and on behalf of THE BANK OF NEW YORK in the presence of LUCY MARTIN		DANIEL WYNNE

Address:	One Canada Square London E14 5AL

Fax No:	+44 20 7964 6399

Attention:	Corporate Trust Administration